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                                             File No. 70-9089


                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                  POST-EFFECTIVE AMENDMENT NO. 1

                                TO

                             FORM U-1

                     APPLICATION/DECLARATION

                              UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                            (the Act)


             GRANITE STATE ELECTRIC COMPANY (Granite)
         MASSACHUSETTS ELECTRIC COMPANY (Mass. Electric)
              NANTUCKET ELECTRIC COMPANY (Nantucket)
         THE NARRAGANSETT ELECTRIC COMPANY (Narragansett)
           NARRAGANSETT ENERGY RESOURCES COMPANY (NERC)
       NEW ENGLAND ELECTRIC TRANSMISSION CORPORATION (NEET)
              NEW ENGLAND ENERGY INCORPORATED (NEEI)
      NEW ENGLAND HYDRO-TRANSMISSION ELECTRIC COMPANY, INC.
                          (Mass. Hydro)
      NEW ENGLAND HYDRO-TRANSMISSION CORPORATION (NH Hydro)
                 NEW ENGLAND POWER COMPANY (NEP)
            NEW ENGLAND POWER SERVICE COMPANY (NEPSCO)

                               and

                NEW ENGLAND ELECTRIC SYSTEM (NEES)

            (Names of companies filing this statement)

       25 Research Drive, Westborough, Massachusetts 01582
      407 Miracle Mile, Suite 1, Lebanon, NH 03766 (Granite)
       25 Fairgrounds Road, Nantucket, MA 02554 (Nantucket)
     280 Melrose Street, Providence, RI 02901 (Narragansett)
             (Address of principal executive offices)

                   NEW ENGLAND ELECTRIC SYSTEM

          (Name of top registered holding company parent of the participating companies herein)


John G. Cochrane                   Robert King Wulff
Treasurer                          Corporation Counsel
25 Research Drive                  25 Research Drive
Westborough, MA 01582              Westborough, MA 01582

           (Names and addresses of agents for service)
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     Form U-1 Application/Declaration dated August 18, 1997 (Commission's
File No. 70-9089), relating to short-term borrowing of certain subsidiaries of NEES for the period from November 1, 1997 through October 31, 2001, as amended, was declared effective by Order of the Commission dated October 29, 1997 (HCAR No. 26768). The Application/Declaration is hereby further amended as follows:

     "Item 1. Description of Proposed Transactions", is hereby amended by deleting in the table in the third paragraph under the "Requested" column the amount $375 million for NEP and replacing it with $750 million. In addition, the following new paragraphs are inserted after the table in paragraph three:

     NEP proposes to increase its current authorization of $375 million to $750 million. As of March 1, 1998, NEP has $209 million of short-term debt outstanding in the form of commercial paper and money pool borrowings. In addition, NEP has $372 million of variable rate tax-exempt mortgage bonds outstanding. Under the terms of these bonds, NEP is obligated to repurchase these bonds in the event they cannot be remarketed to investors. NEP has a $205 million bond purchase facility to support this obligation. Thus, NEP requires $376 million to support the remaining variable rate tax-exempt mortgage bonds plus the normal level of short-term debt.

     NEP currently has 1,100 MW of purchased power contracts. NEP may have opportunities to negotiate or buyout these purchased power contracts, which may require lump sum, up-front payments. Also, upon divestiture of its non-nuclear generation assets, NEP is required to defease its outstanding mortgage bonds to either first call or maturity. The repurchase of some of these bonds through a tender offer or open market purchases may achieve cost savings.
NEP, therefore, seeks to increase its short-term borrowing authority by an additional $375 million.

     Item 6(a) "Exhibits" is hereby amended by adding the following exhibits:

*D-1(d) Petition of NEP to the New Hampshire Public Utilities Commission

*D-2(d) Certified Copy of the order of the New Hampshire Public Utilities
   Commission with respect to NEP

*F-1    Opinion of Counsel

 H      Proposed Form of Notice

*to be filed by amendment

Item 6(b) "Financial Statements" is hereby amended by adding the following exhibits:

1  Balance sheet of NEP as of September 30, 1997

2 Statement of Income and Retained Earnings of NEP for the twelve months ended September 30, 1997 on an actual basis


A Financial Data Schedule is being supplied for NEP.
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                            SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each undersigned company has duly caused this Post-Effective Amendment No. 1 to Form U-1 Application/Declaration to be signed on its behalf, as indicated, by the undersigned officers thereunto duly authorized by each such company.


                    NEW ENGLAND ELECTRIC SYSTEM
                    NEW ENGLAND POWER SERVICE COMPANY
                    NANTUCKET ELECTRIC COMPANY
                    NARRAGANSETT ENERGY RESOURCES COMPANY
                    NEW ENGLAND ELECTRIC TRANSMISSION CORPORATION
                    NEW ENGLAND ENERGY INCORPORATED
                    NEW ENGLAND HYDRO-TRANSMISSION ELECTRIC COMPANY, INC. NEW ENGLAND HYDRO-TRANSMISSION CORPORATION


                       s/John G. Cochrane

                    By
                       John G. Cochrane, Treasurer


                    NEW ENGLAND POWER COMPANY
                    GRANITE STATE ELECTRIC COMPANY
                    THE NARRAGANSETT ELECTRIC COMPANY


                       s/John G. Cochrane

                    By
                       John G. Cochrane, Assistant Treasurer


                    MASSACHUSETTS ELECTRIC COMPANY


                       s/Michael E. Jesanis

                    By
                       Michael E. Jesanis, Treasurer



DATE: March 6, 1998




The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.